Exhibit 99.1
For Immediate Release:
TIME WARNER NAMES CEO JEFFREY L. BEWKES CHAIRMAN OF THE BOARD
NEW YORK, December 11, 2008 — Time Warner Inc. (NYSE: TWX) today announced that its Board of Directors has elected Jeffrey L. Bewkes as the company’s Chairman of the Board, effective January 1, 2009, succeeding Richard D. Parsons who has decided to step down as Chairman on December 31. Mr. Bewkes currently is Time Warner’s President and Chief Executive Officer, as well as a director, and he will continue to serve as CEO in addition to becoming Chairman.
Mr. Bewkes said: “I’m honored to be named Chairman and very appreciative of the Board’s support. I’ll continue to work closely with the Board and our senior management team to execute our company’s strategy of providing compelling, branded media content to audiences around the world, while delivering superior growth and returns to our stockholders.”
Mr. Bewkes continued: “I am especially grateful to Dick Parsons for his stewardship of Time Warner. During very challenging times, he stabilized the company and built a solid foundation for our growth. He has been a great leader for all of us at Time Warner.”
Mr. Parsons said: “Our Board of Directors could have made no better choice than Jeff Bewkes as Chairman and CEO. He has the vision, experience and dedication to lead this company in the years ahead.” Mr. Parsons further stated: “It has been a tremendous privilege to serve as Chairman of this great company. I am proud of what we accomplished, and I am very grateful to my colleagues on the Board and throughout the company for their steadfast commitment to our stockholders, our customers, the broader public and to me.”
Speaking on behalf of the Board, Lead Independent Director Frank J. Caufield said: “The Board is deeply indebted to Dick Parsons for his extraordinary leadership, and we are delighted to elect Jeff Bewkes to succeed Dick as our Chairman. Time Warner is going through a strategic transition to become a more streamlined content-focused company to take advantage of growth opportunities afforded by fast-moving technologies and markets worldwide. As Chairman and CEO, Jeff Bewkes will provide clear, decisive and unified leadership for our company and Board as we execute that strategy.”
Robert C. Clark, Chairman of the Board’s Nominating and Governance Committee, said: “When Dick expressed a wish to step down as Chairman at the end of this year, the Board considered the appropriate leadership structure and leader for the company. We are confident that having Jeff Bewkes as our Chairman and CEO, coupled with Frank Caufield’s continued service as Lead Independent Director and our strong governance policies, provide the right combination of clear leadership and accountability as we move forward.”

Jeffrey L. Bewkes Background
Before his latest appointment, Mr. Bewkes served as Time Warner’s President and CEO. He became CEO in January of 2008 and was elected to the company’s Board of Directors in 2007.
Prior to being named CEO, Mr. Bewkes served as Time Warner’s President and COO from 2006 to 2007 and as chairman of the company’s Entertainment and Networks Group from 2002 through 2005. Before joining the corporate management of Time Warner, he served as chairman and CEO of HBO, starting in 1995.
Mr. Bewkes serves on the boards of Time Warner Cable, Yale University and The Museum of the Moving Image. Mr. Bewkes has a BA degree from Yale University and an MBA degree from Stanford Graduate School of Business.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Contact Info:
Edward Adler
(212) 484-6630
Keith Cocozza
(212) 484-7482
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